Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
info@axiscapital.com	joseph.cohen@axiscapital.com
(441) 405-2727	(212) 715-3524

AXIS Capital Announces Chief Financial Officer Joseph Henry to Retire at Year End;

Peter Vogt Will Become CFO

Vogt will serve as Deputy CFO during transition

PEMBROKE, Bermuda and NEW YORK — May 10, 2017 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:AXS) announced today that Chief Financial Officer Joseph Henry will retire at the conclusion of 2017, following an accomplished career that included the past five years as CFO at AXIS. The Company announced that current AXIS Insurance Chief Operating Officer Peter Vogt will become CFO, effective January 1, 2018. Mr. Vogt will be appointed Deputy CFO in July with the transition process to occur through the end of the year.

Mr. Vogt brings more than 30 years of insurance industry experience with over 20 years in executive management roles spanning both finance and operations at leading financial services organizations. He has been a senior leader within the AXIS organization since 2010. In addition to his role as AXIS Insurance COO since 2013, Mr. Vogt had previously served for more than two years as CFO and COO of AXIS’ Accident & Health business unit.

“Pete is accomplished in driving performance across diverse insurance businesses in both financial and operational leadership roles, and he has a deep understanding of AXIS’ business, given his COO positions in both our Insurance and A&H business units,” said Albert Benchimol, President and CEO of AXIS Capital. “He is a highly respected leader within the AXIS organization who embodies our culture and values, and his appointment reflects our commitment to cultivating our top talent and growing from within.”

“Now is an exciting time at AXIS and we are just beginning to tap into the Company’s potential as a global leader in specialty insurance and reinsurance,” said Mr. Vogt. “I look forward to helping AXIS continue its strong path forward as we build upon the significant achievements we’ve made in strengthening and growing our business.”

Mr. Vogt joined AXIS from Penn Mutual Life Insurance Company where he served as Chief Financial Officer. Prior to Penn Mutual, he served as Chief Financial Officer of CIGNA’s Group Insurance business. He started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. He holds a BBA in Actuarial Science and Economics from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Following his retirement, Mr. Henry will continue to serve as an advisor to the Company. “During his five years at AXIS, Joe has made immeasurable contributions to our organization,” said Mr. Benchimol. “He has been pivotal in helping significantly strengthen our fiscal strategy while serving as a respected leader and valued counselor to many in our organization. On behalf of all of AXIS, we are deeply grateful for Joe’s exceptional leadership and his friendship.”

“Pete is an ideal candidate to hold the CFO position at AXIS and I have tremendous respect for his abilities as a leader, strategist and financial counselor. His appointment gives me great confidence that AXIS will continue to build on the significant progress we’ve made,” said Mr. Henry. “It has been deeply rewarding to serve as CFO at AXIS and I am grateful for the memories and friendships that have been developed over these past five years.”

About AXIS Capital

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2017 of $6.2 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Please be sure to follow AXIS Capital on LinkedIn.